UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2022, Farmland Partners Operating Partnership, LP (the “Operating Partnership”), the operating partnership of Farmland Partners Inc. (the “Company”), entered into the second amended and restated bond purchase agreement (the “Bond Purchase Agreement”) with Federal Agricultural Mortgage Corporation and its wholly owned subsidiary, Farmer Mac Mortgage Securities Corporation, (collectively “Farmer Mac”), regarding a secured bond purchase facility (the “Farmer Mac Facility”) for up to an aggregate principal amount of $300 million.

Pursuant to the Bond Purchase Agreement, upon request from the Operating Partnership, Farmer Mac may purchase bonds from time to time in its sole discretion before the three-year anniversary of the Bond Purchase Agreement. The Operating Partnership’s ability to borrow under the Farmer Mac Facility is subject to the Company’s ongoing compliance with a number of customary affirmative and negative covenants. The bonds are secured by loans which will, in turn, be secured by first-lien mortgages on agricultural real estate owned by the Operating Partnership. The mortgage loans will have effective loan-to-value ratios of up to 60%. The Bond Purchase Agreement will expire and no further bonds will be issuable thereunder after December 22, 2025.

The Company has two bonds in an aggregate principal amount of approximately $25 million outstanding under a prior agreement with Farmer Mac (“2015 Bonds”). The 2015 Bonds will be counted against the $300 million limit under the Farmer Mac Facility. Concurrent with the closing of the Bond Purchase Agreement, Farmer Mac purchased a $75 million variable rate bond (the “2022 Bond”). The 2022 Bond allows for the Operating Partnership to draw and repay amounts in a fashion similar to a revolving line of credit, with a maturity of three years. The 2022 Bond bears interest of one-month term SOFR + 1.50% on drawn amounts and an unused commitment fee 0.20%. The Operating Partnership’s ability to borrow is subject to its ongoing compliance with customary affirmative and negative covenants. As a result, the Company will have approximately $200 million in availability under the Farmer Mac Facility when taking into consideration the 2022 Bond and the 2015 Bonds.

In connection with the Bond Purchase Agreement, on December 22, 2022, the Company entered into a guaranty agreement (the “Guaranty Agreement”) in favor of Farmer Mac, pursuant to which the Company agreed to guarantee the full performance of the Operating Partnership’s duties and obligations under the Farmer Mac Facility.

The Bond Purchase Agreement and the Guaranty Agreement include customary events of default, the occurrence of any of which, after any applicable cure period, would permit Farmer Mac to, among other things, accelerate payment of all amounts outstanding under the Farmer Mac Facility and to exercise its remedies with respect to the pledged collateral, including foreclosure and sale of the agricultural real estate underlying the pledged mortgage loans.

The foregoing summaries of the Bond Purchase Agreement and the Guaranty Agreement are qualified in their entirety by reference to the Bond Purchase Agreement and the Guaranty Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Bond Purchase Agreement, dated as of December 22, 2022, by and among Farmland Partners Inc., Farmland Partners Operating Partnership, LP, Farmer Mac Mortgage Securities Corporation and Federal Agricultural Mortgage Corporation.
10.2	Guaranty Agreement, dated as of December 22, 2022, by and among Farmland Partners Inc. Farmer Mac Mortgage Securities Corporation and Federal Agricultural Mortgage Corporation.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: December 23, 2022	By:	/s/ Luca Fabbri
Luca Fabbri
President